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                                                                  EXHIBIT 21.1

                     SUBSIDIARIES OF LANDMARK BANCORP, INC.

     The only subsidiary of the Company is Landmark National Bank, a national banking association with its main office located in Manhattan, Kansas, and with branch offices located in Auburn, Dodge City (2), Garden City, Great Bend, Hoisington, LaCrosse, Manhattan, Osage City, Topeka and Wamego, Kansas.